EXHIBIT 5.1



                                                            NANCY ROETMAN MENZEL
                                                                    612 343-3900


                                                 December 18, 1995

HealthWatch, Inc.
2445 Cades Way
Vista, California  92083

         RE: 1995 Stock Option Plan and 1995 Stock Bonus and Salary Deferral Plan Registration Statement on Form S-8

Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended ("Act"), of an aggregate of 1,500,000 shares of the Common Stock, $.01 par value (the "Shares"), of HealthWatch, Inc. (the "Company"), which may be issued pursuant to the 1995 Stock Option Plan and the 1995 Stock Bonus and Salary Deferral Plan (the "Plans"). We have examined the Articles of Incorporation, as amended, and the Bylaws of the Company, such records of proceedings of the Company as we deemed material and such other certificates, records and documents as we considered necessary for the purposes of this opinion.

         Based on the foregoing, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and non-assessable securities of the Company.

         We understand that this opinion is to be used in connection with the Registration Statement. We consent to a filing of a copy of this opinion with the Registration Statement.

                               Very truly yours,

                               GRAY, PLANT, MOOTY,
                               MOOTY & BENNETT, P.A.


                               By  /s/ Nancy Roetman Menzel
                                       --------------------
                                       Nancy Roetman Menzel